EXHIBIT 99.02

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

AllianceBernstein Presents at the 2009 Goldman Sachs Financial Services Conference

December 8, 2009
11:35 AM ET

Marc Irizarry:
Okay. All right. We're going to get started. I'd like to welcome David Steyn, Chief Operating Officer of AllianceBernstein. As many of may know, AllianceBernstein manages over $490 billion in retail, institutional and high-net-worth assets on a global basis.

So David is here to share a lot of his comments and then we will take some Q&A from the audience, as well. So welcome, David.

David Steyn:
Thank you, Marc. My instructions from Marc in advance of today were to speak for 25 minutes and then 15 minutes of questions. My instructions from Marc when I walked into the room had changed to speak for 10 minutes and then take questions, because I'm not allowed to hold you up for lunch. So I'm going to fly through this and devote as much time to questions as possible.

I’ll start with the most clichéd slide in the financial services industry, which is a map of the world. That's not really the point of this slide. The point is I'm going to talk a little bit about how did we get to where we are as a firm.

And if you look at the headline of this, this was a question I was asked by a Wall Street journalist a few days ago, which is “what is the core brand of AllianceBernstein?” And we scratched our heads long and hard and turned around and said the core brand is recruiting and mentoring people to produce world-class research. Now the point of the story was that it is that core brand which allowed us to change the firm beyond recognition, post the merger of Alliance and Bernstein.

Alliance and Bernstein merged in 2000. At the time of that merger, if you had added up the pro forma clients and the services of AllianceBernstein, just short of 90% of all of the clients of AllianceBernstein were in the United States of America and just short of 90% of all of the services of the firm were U.S. money management.

You married the largest U.S. value manager to the largest U.S. growth money manager, which Alliance and Bernstein were at the time, and our view was the only place to go would be outside the U.S. We also thought that the greatest opportunity in investment management in the next decade would lie in global investment, but global of a very different type -- bottom-up, one-world investing as opposed to top-down, risk-diversifying investment, because we as a firm had a view that the rising correlations around the world in 2000 had very little to do with the TMT bubble, but had a great deal to do with long-term secular shifts, which were not going to go away.

If you look at the firm today, we are a bigger global firm than we are a domestic firm, however you measure us. If you look at us by total services, just under 60% of our total services are global services, compared to just over 40% being U.S. money management.

If we break that down by categories, we have three basic platforms -- value, growth and fixed income. The value, the old Bernstein, just under 75% of all its services today are global.

For growth, the old Alliance, over 60% of all of its services are global. And fixed income, it's still got a bias towards the U.S. with some 43% of its services being global services.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

Okay. So that was then. 2008 came along, which was a challenging market for all of us, but a very challenging market for AllianceBernstein.

We had very high exposure to financials across the board. We had high exposure to financials in our value services, we had high exposure to financials in our growth services and we had high exposure to financials in our fixed income services. It is possibly fair to characterize that as, “we got it slightly wrong.”

So as we entered 2009, the firm had four priorities or four things which I'm going to talk about. The first one was to turn around performance. The second one was to turn around asset flows. The third one was to exploit what I call here, slightly pompously, the sell-side research dominance. But we often give these presentations without talking about the sell side. Today I am going to talk a bit about the sell side. And the fourth was to restore operating leverage to the model.

Let me kick off by talking about performance. About a third to a quarter of our '08 performance was because of our exposure to financials. When I say performance, I mean underperformance. The balance of the rest was risk. We as a firm take risk. We took risk in growth, we took risk in value and we took risk in fixed income. And risk was brutally punished, being driven by asset flows -- retail, hedge funds and even DB. Peter Kraus recently described the DB schemes of the time as viewing risky equity assets as being their ATM as they had to meet cash commitments elsewhere.

As we entered this year, the first question was to ask, how much is broken? And our view was, not that much. The fundamental philosophy which governed our underlying investment services, the fundamental process which governed it, we thought was robust. These are 40-year traditions of running money in certain ways.

Rather, what we sought to do was at the margin. The first was to elevate talent within the firm. So particular examples of that would be Sharon Fay, who had been my co-head of London operations and built the global presence of value, was appointed formally head of value. A second example would be Andrew Chin, who has also been in London with us building up the quantitative services, was appointed head of quantitative services. And that was the first time we centralized quant.

That brought us on to a second thing. As we looked around '08 and said what did we do wrong and what could do we better, risk was a primary area -- not taking less risk, but understanding risk better so you can take more of it and deliver alpha. So we created the infrastructure for the CIOs across all of our services to meet on a biweekly basis, simply and purely to look at risk, where we were taking risk, where did we think the risk was in the marketplaces, where were the risks in our services. And, as I mentioned, we centralized quant under Andrew Chin.

The picture today on performance has markedly improved. What we're showing here are not the services which necessarily had the best returns, but the services which had the greatest AUM within the firm. So that's been the governing decisions to put services in each of these boxes.

Value performance, as you would expect, bounced back very, very fast in '09. Global value relative return, 4.4%, international value 4.1%, U.S. diversified value, 1.3%. I would add something else here. Our more concentrated versions – for most of our value services we have two or three iterations: the standard iteration; a diversified iteration and a strategic iteration. As you would expect, the strategic iterations have even better performance numbers.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

Fixed income, on my far right, also bounced back very, very fast and very, very strongly in 2009. The laggard in 2009, time-wise, was growth and it is in the last couple of months that growth has begun to bounce back across the board, as opposed to what we'd initially seen signs of it coming back in the U.S. Now it's a more broad-based global presence. With that, our blend services have recovered, blend being the amalgamation of value and growth into 50/50 portfolios.

So the first task of the year was to begin to turn around performance. The second task was to turn around flows. Now the flows picture is complex. It is complex between our three distribution channels. And it is complex within those three channels.

What we saw in ’08 in our private client business was an immediate flight to safety. Forget worrying about alpha being taken off the table; what was being taken off the table was beta and private clients were heading for cash and munis and fixed income and anything which didn't have the words equity or risk attached to it. That has reversed.

Obviously, the flows have reversed but much more to the point, private clients are re-engaging. By private clients, I'm not talking about mass affluent, I'm talking about high net worth, $5 million, $10 million, $20 million private clients.

There is a hangover effect in this channel. Two years ago, if you were pitching a private client for $20 million, you won it or you didn't win it. Today you're pitching to a high net worth individual in the U.S. with $20 million and he's saying, I'm keeping $10 million in the bank, but here's $10 million for you to pitch for. So there's still a hangover effect, but if I could generalize across the private client channel, it is a channel which is re-engaging in risk.

It is also the channel where we see, potentially, the greatest commercial opportunity right now, not because of us but because of the carnage in the competitive environment. I might not say carnage, perhaps that's an overstatement, but the instability in the competitive environment. Bank of America/Merrill Lynch, Morgan Stanley/Smith Barney, Wells Fargo/Wachovia, the uncertainties about the future of UBS -- this is an industry with built-in volatility now. Volatility leads to advisors in motion. Advisors in motion leads to money in motion.

So as I look forward, two, three, four years, it is the private client channel where I see the greatest single opportunity for AllianceBernstein today and where you'll see us making investments.

Retail is a harder story to summarize, because we've really got two different businesses. We have “retail retail”, or mutual funds. Like most of our industry, we began to see that turn around, but particularly driven by fixed income. Initially, in our case, it was fixed income in Asia, but that fixed income in Asia story has spread to the United States of America.

We don't yet see that many green shoots on the equity side of the retail investor and that's something which causes us some-- you know, as we look out at the industry -- causes us some concern. And I'm sure in Q&A we'll talk about what is happening with the retail investors in the United States of America.

The second part of our retail business, accounting for about 40% of our retail AUM is sub-advisory, dominated by insurance companies. This is quasi-institutional and the behavior, redemption behavior, of it or the cash flow behavior of it reflects our institutional story, which I'll come on to in a second, with one idiosyncratic exception for the insurance-dominated sub-advisory, which is de-risking, moving towards passive by insurance companies as they respond to heavy hedging costs and liabilities of the last 18 months.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

We've seen those shifts stop but we have not seen those shifts reverse. So whilst at the private client business we're seeing re-risking, in the sub-advisory business in the United States of America it's far too early for us to say.

One comment I would make -- and this is an institutional and retail comment -- is in some senses, the best-behaved investors post this crisis have been the 401(k) participants because they've done nothing. And those assets have turned out to be very sticky, stable and sensible. And it'll be-- it's very encouraging, as we look at the 401(k) business to sort of see people have done nothing. I mean, if you think about it, think about what you yourselves have done with your 401(k) and I suspect the vast majority of people in this room will turn around and say they've done nothing with their 401(k)s.

The most challenged of our businesses is the institutional one, which is also the biggest of our businesses, just short of $300 billion of AUM. By the way, as a point of reference, institutional is just short of $300 billion, private client's about $75 billion and retail, $106 billion, give or take a rounding error.

Here we have a longer sales cycle. On the redemption side, the most pain has been felt in blend, which was also the category killer we had in the two, three years leading up to this crash.

As value has come back, the redemptions in value and fixed income, those have definitely receded. Our hope is if we can sustain the improvement in growth and value and thus the resultant improvement in the blend story, going forward, that, too, will improve.

In the interest of time, I'm going to skip over the next slide here. It's more an advertorial about what we're doing on product innovation, but there are a number of new products which we have or are launching, all of which -- all of which have been launched -- are showing some early signs of success.

Let me move on to the sell side, which actually was the original Bernstein. If you go back to Bernstein in 1967, when it was created, it had two businesses: a private client business and a sell-side business. We're sometimes asked, what is the connection with the sell side?

Well, go back to my original statement about what is the core brand of the firm. The core brand of the firm is cultivating research. We monetize that research two ways, obviously on the buy side I've just been talking about. The other way we monetize it is on the sell side.

The sell side gives us a number of positives. First of all, it is a financial diversifier. Its best results ever were in 2008. As a financial diversifier, the bigger it is, the better it is for us.

It gives us a second benefit, which is brand equity. When I joined Bernstein, I knew it more, after 20 years in fund management, I knew it more as a sell-side firm than I knew it as a competitor on the buy side. I knew it because it was black books. Anyone who wants to go to sleep, read a Bernstein Blackbook, it'll put you to sleep pretty fast, but I thought of it as the best research in the business.

So there's a brand equity effect and the third effect it gives to us is as a source of talent. Very many of the senior people in the buy side of our firm have come through the sell side.

The sell side is enjoying its best-ever years. I mean, revenue this year is a bit down from last year, but it'll be its second-best year.

The metric of success, apart from financial, for our sell side is the footprint. The footprint of the business is how many published analysts we have. We've had these-- first of all, we have the largest number of published analysts we've ever had. Secondly, a few years ago we diversified into Europe. This year we diversified into Asia with our first published analyst. Thirdly, we've had the highest recognition of our published analysts. Ten out of our 22 analysts in the United States of America were ranked number one for their sector coverage. So this is a fantastic part of the franchise of the firm.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

I'm going to shut off in a minute and hand over to questions. I said that if the first priority was to restore performance, turn around performance, the second one was to turn around flows, the third one was to restore operating leverage. We've done this in a number of ways, the most high profile of which has been headcount with a reduction of headcount of over 20%. Give or take, we will end the year at 4,400. We have no further plans for 2010, 4,300, 4,500, who knows? Who cares? The firm will be run at something like that sort of level.

We've done that through meritocracy, through capacity, through refocusing, through reengineering and also by outsourcing. And outsourcing has been a major initiative and if I were looking forward, that's the one area where I think we can continue to add value.

The purpose of this is to restore leverage to the firm. And this is somewhat-- for all the analysts in the audience, this is a somewhat simplistic way of showing it.

So annualized expense reductions of $122 million in base comp and fringes, $85 million in other controllables, which includes $34 million in promotions and servicing, $24 million in G&A, $27 million in other employment costs, as well as $28 million in incentive compensation. So what we're showing on the right hand side here is what our margins would have been -- you know, this is very simplistic, back-of-the-envelope stuff -- what our margins were excluding the cost savings, 11%, and what they would have been had all the cost savings on a rolling previous 12-month basis been there, some 20%.

What we have to do going forward is run the business with that type of leverage built into it.

So, Marc, my 25 minute presentation was reduced to, give or take, 15.

Marc Irizarry:
Can you talk about institutional investor allocations? Where do you think institutional investors are planning to shift, tactically, in 2010? And then strategically, what changes would you note in institutional investor allocations?

David Steyn:
Great question. I've been in this business 30 years. Up until a few years ago, my entire background was in the institutional money management business and I’ve never known it to be in such a state of flux.

Let's start with the big picture. I think the '08 crash was the final nail in the coffin of corporate defined pension schemes in much of the West. That trend has been underway for a long time. It has just accelerated.

One small problem -- corporate DB schemes here in the United States of America have never been as underfunded as they are today. You cannot exit the DB business with an underfunded pension scheme. So we have an ironic situation. The long-term future for DB, it is dead. I am 50 years old. It will possibly see me into retirement. People much younger than 50, it won't exist -- corporate DB, as public sector's a whole different ball game.

The next four or five years could be a totally different story. Could be very, very hefty cash-- could be meaningful cash flows into corporate DB as they try to restore their funding rates. The big question is: what do they do with that money? And here we're seeing a bifurcation within the industry.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

The flows are clearly into fixed income today. But you have a number of larger, sophisticated plans who are saying, “We want to re-risk; this is the right time to do it and we're going to go into high-risk assets.” That is manifesting itself in global and manifesting itself in alternatives. What it is not manifesting itself in is domestic asset classes.

So the big trend is domestic into global. That trend has been under way for a long time and that trend has not stopped. Second trend is active into passive. That trend continues and we should talk about passive in other channels, as well. And the bulk of the passive is happening in the domestic asset class sleeves, so you almost need a set of quadrants.

Thirdly, I think there will be more flows back into alternatives, but you've got a bit of a sort of hangover right now with alternatives and particularly thinking about private equity, you've got liquidity considerations. So it's really, really hard to generalize.

Yes, there will be cash flows into pension funds, rather higher than anyone anticipated a few years ago, but some people are just LDI, liability-driven investing, long-term fixed income, some of duration matching and others are saying that this is the opportunity to be taking risk. Tough call.

Marc Irizarry:
And if you think about the institutional distribution, have you-- you know, obviously, there's the recent underperformance, probably meant you had to strengthen some of your relationships with consultants and perhaps were put on watch lists with some. Where are we in that process of the consultant community?

David Steyn:
Again, it's a mixed picture. Some consultants have been very supportive. There are some-- I mean, the consultant community is traditionally seen as being anchored to three and five-year numbers. As I was saying earlier in a meeting, it's much easier to handle a three and five year number if you can localize your underperformance and say here was where we underperformed, this four-month period for this reason and this is what we've done about it. That is a much easier debate to have with a consultant than to say, well, actually, each one of these five years we underperformed.

So, you know, we are very actively engaged with consultants and some are being very, very supportive and they're saying, “we don't want to miss you on the upside.” Others are saying, “hey, look we burnt our fingers in '08.” So if I were to generalize, the more dominated an institutional market by consultants, the tougher it'll be to turn around quickly and we all know that, as my accent probably suggests, the market most dominated by consultants is the U.K. But the U.S. is a much, much more open market - a much less intermediated market.

Marc Irizarry:	And where are we in the process of manager replacement in that context?

David Steyn:
Now that's a really interesting question, because I think '08 was an abnormally quiet market for institutions. And it wasn't because pension funds generally were turning around-- it wasn't because pension funds were like the deer in the oncoming headlights. It was because they were saying, “we want to see where the dust settles before we do anything.”

The problem is a corporate governance problem. You could do that for up to a certain amount of time, but the market crash had imposed an asset allocation fundamentally at variance with what your trustees or board had said they wanted their asset allocation to be. You can run that mismatch only so long.

So then we entered '09 and you're saying, “okay, we've got to decide do we accept a market-imposed asset allocation or do we rebound this back to what we said we were going to do or do we go somewhere else totally?” And so '08 was a very, very quiet period. '09 has been a period of catch-up, with a vengeance.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

Now, is that process over? You can never say a process is over, but, you know, I think most pension schemes have worked out where they want to be at this stage of the recovery from the cycle.

Alex Blostein:
Thanks. David, can you talk a little bit more about your plans for the capital market business that you guys recently announced with your sell-side shop? And, you know, what kind of resources they require there, what areas you're looking to go into, et cetera?

David Steyn:
It doesn't require big resources. I'm going to put this in a way which sounds very, very crass, so don't quote me. Our business is a research business and then we find ways of being paid for it. On the buy side, it's easy, you get paid an asset management fee. On the sell side, you get paid through execution.

What we have to constantly do is find ways that can increase the ability of our sell-side clients to pay us. And I would think of equity capital markets in that context, program trading in that context, electronic trading in that context, derivatives in that context. What are the different ways? We want to make it easier for traditional and hedge fund investors to write checks to us.

Now the infrastructure to do ECM is already there, because we're researching companies-- we're doing ECM on companies we're already researching. The additional costs of having an ECM presence-- by the way, the firm had an ECM presence until 2002 and it was just-- it was post the TMT bubble we said to hell with this.

So it's not-- I don't see it as a meaningful cost base. I just see it as an added service to our sell-side clients. And I think we'll keep exploring other such added services.

What we will not get into is putting our balance sheet at risk in any meaningful way. And so, you know, you're not going to see an announcement of us entering the proprietary trading business or anything like that.

Marc Irizarry:
And just following up on that question, if you think back to when Lew was around, you would have thought the sell-side business was more of a sacred cow and now you're becoming even more involved in capital markets. Is it sort of a strategic imperative for you to diversify the business?

David Steyn:
No, no, no. When you say for Lew the sell-side business was a sacred cow, if you meant in the sense that for as long as Lew was chairman of the firm we had been in the sell-side business, that is absolutely correct. For as long as Peter's chairman of the firm, we're going to be in the sell-side business. That's also correct. I think, if anything, we see the opportunity in the sell side as being greater today.

Lew was quite happy being in the ECM business until the ECM business dried up post the TMT bubble. So we're just going back to a niche we were in.

We are totally committed to the sell-side business.

Marc Irizarry:	And then you did mention U.S. retail, so I've got to ask a question, what's going on in U.S. retail?

David Steyn:
You know, this is the $64,000, the $64 million question for the financial services industry. What happens to the retail investor in the United States of America? If you look at our industry as a whole, arguably the single biggest driver of its growth over the past decades has been the retail investor in America.

AllianceBernstein
12/8/2009 - 11:35 AM ET
Speaker ID 23

Now, assume you're 50 years old. You have just had two bear markets in the past nine years and you've got ten years left of your working life. Do you return to equities? That is a very difficult question and I don't think any of us know the answer to that question.

If you look at 1974 mutual fund flows in the United States of America, they look not that different to mutual fund flows today. There's one very big difference. There wasn't a 401(k) business in 1974. So the 401(k) business today is flattering mutual fund flows.

This feels much more like, from a saver perspective -- I've got to be really careful what I say -- elements of Japan in 1990 where a segment of the demographic just left the marketplace. Now it's too early for us to say, but if John and Jane Doe don't come back to the equity marketplace in the United States of America, that will have reasonably profound consequences on our financial industry.

You know, you look at a Bank of America/Merrill Lynch or a Morgan Stanley/Smith Barney, these complexes are predicated upon a savings model which is going to be challenged. I really don't know what's going to happen. I wish I did, I'd be a very wealthy person if I knew the answer to that question.

Marc Irizarry:
Well, I'll ask you one more, then, that might be in that same vein. The move from active to passive, you know, it seems to be a secular move. Some might argue it's a bit more cyclical. A) Where do you come out on that front? And then B), if you think about AllianceBernstein in terms of how active you are as a manager?

David Steyn:	Yeah, it's a secular move, but it's got some really interesting recent dynamics to it. You know, for 20-30 years, it's been a secular move in DB management. That's not changing.

It's definitely taking market share in DC. It's the low-risk option. You used to say that no one got fired for buying IBM. Well, no HR professional gets fired for hiring Vanguard as your passive, default option. So it is taking market share in DC and I think will continue to take market share.

Whether that's right or wrong is a totally different issue. It's just a statement of fact.

I think what is really interesting is to see it beginning to take market share at the upper end of the RIA marketplace here in the States. As RIAs reposition themselves to offer holistic investment advice, and they want to retain their margins -- so they're not doing it to cut costs, they're doing it to retain margins. And ETF’s, et cetera, et cetera, allow that to happen in a way that's never been possible in the past and I think that will be an interesting trend to watch.

But to your question, I think it's a secular phenomenon, which is here to stay. Timing may be lousy, but that's a whole different question.

We do, by the way, have a passive business. We have $20-plus billion of passive assets under management. It's not been a strategic priority for us historically. No one, you know, says “AllianceBernstein means passive.” I mean, one of the reasons was because our brand was one of risk-taking, active managers.

But it's definitely an area where we see ourselves building up a greater presence, in part because clients want it, so we'd rather offer it than have them go to BGI.

Marc Irizarry:	Okay. Any other questions? On that note, thank you very much.